Exhibit 32.2

Certification Pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

The undersigned, as the chief financial officer of ARRIS International plc, certifies that to the best of his knowledge the Quarterly Report on Form 10-Q for the period ended March 31, 2017, which accompanies this certification fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and the information contained in the quarterly report fairly presents, in all material respects, the financial condition and results of operations of ARRIS International plc at the dates and for the periods indicated. The foregoing certification is made pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and shall not be relied upon for any other purpose.

Dated this 9th day of May, 2017

/s/ DAVID B. POTTS
David B. Potts
Executive Vice President,
Chief Financial Officer and
Chief Accounting Officer